Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SonoSite Inc.:

We consent to the use of our reports dated March 16, 2011, with respect to the consolidated balance sheets of SonoSite, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows and shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

Our report dated March 16, 2011, on the consolidated financial statements referred to above refers to the Company’s adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (included in FASB ASC Topic 470-20 “Debt with Conversion and Other Options”) as of January 1, 2009 which adoption was accounted for by retrospective application for all prior periods presented.

/s/ KPMG LLP

Seattle, Washington
August 15, 2011